Exhibit 10.74

DISTRIBUTION AND FULFILLMENT AGREEMENT

THIS DISTRIBUTION AND FULFILLMENT AGREEMENT (“Agreement”) is entered into as of June 17, 2022 (the “Effective Date”), by and between Monro, Inc., a New York corporation (“Monro”), and American Tire Distributors, Inc., a Delaware corporation (“ATD”).  Monro and ATD are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, ATD is engaged in the business of selling and/or distributing tires, wheels and related products, including certain ATD proprietary branded products and third-party products made available by or through ATD, and providing transfer services through secondary supply with respect to third party tires, wheels and related products not purchased directly by or through ATD;

WHEREAS, as of the date hereof, ATD is purchasing certain assets comprising the wholesale and tire distribution operations of Monro, including the Existing Monro Inventory, pursuant to the terms and conditions of that certain Asset Purchase Agreement, dated as of May 13, 2022, by and between ATD, Monro and Monro Service Corporation (the “Purchase Agreement”); and

WHEREAS, Monro desires to purchase Direct Products directly from ATD and engage ATD to transfer the Indirect Products to Monro, and ATD desires to sell Direct Products to Monro and transfer the Indirect Products to Monro, each on the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Definitions.  The terms defined in this Section have the following meanings whenever used in this Agreement.  Capitalized terms used in this Agreement but not defined in this Section shall have the meanings ascribed to such terms in this Agreement or in the Purchase Agreement.

1.1“Affiliate” means with respect to a Person, any other Person at any time during the Term controlling, controlled by, or under common control with, such Person.  For purposes of the Agreement, “control” means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of a Person, whether through ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, with respect to Monro the term “Affiliate” shall not include any existing or future franchisees of Monro or franchisees of any Affiliate of Monro.

1.2“Claim” means any demand, or any civil, criminal, administrative or investigative claim, action or proceeding (including arbitration) asserted, commenced or threatened against a Person by an unaffiliated third party.  For purposes of this definition, an employee of either Party is considered an unaffiliated third party.

1.3“Direct Products” means Tires, wheels and related products made available by or through ATD from time to time, including Proprietary Branded Products and Third Party Products, and ordered by Monro directly from ATD.  Unless otherwise stated, all Purchased Monro Inventory, to the extent purchased by Monro from ATD pursuant to this Agreement, shall be Direct Products.

1.4“Indirect Products” means tires, wheels and related products which are available for distribution, fulfillment, logistics, secondary supply, 3PL, 4PL or otherwise by or through ATD or one or more of its Affiliates from time to time but ordered by Monro (or by ATD on Monro’s behalf) directly from the manufacturer or supplier other than ATD (as applicable, the “Indirect Product Supplier”).

1.5“Law” means any and all (a) federal, territorial, state, local and foreign laws, treaties, conventions, directives, regulations and ordinances, (b) codes, standards, rules, requirements, directives, orders and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations, (c) rules of a self- regulatory organization (including the rules of any national securities exchange or foreign equivalent) and (d) judgments, orders, writs, directives, authorizations, rulings, decisions, injunctions, decrees, assessments, settlement agreements, or awards of any Governmental Authority (as defined below).

1.6“Person” means a natural person or any partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity or any other entity, in each case, whether domestic or foreign.

1.7“Products” means Direct Products and Indirect Products.

1.8“Proprietary Branded Products” means the ATD proprietary branded HERCULES® and IRONMAN® Tires and any additional proprietary branded Tires made available by ATD from time to time.

1.9“Proprietary Branded Products Warranty” means any express, limited warranty with respect to a Proprietary Branded  Product offered by ATD from time to time with respect to a Proprietary Branded Product, a copy of which as of the Effective Date is set forth on Exhibit D attached hereto.

1.10“Purchase Order” means a purchase order issued by Monro to ATD for the purchase of Direct Products.

1.11“Purchased Monro Inventory” means the inventory of Tires purchased by ATD from Monro pursuant to the Purchase Agreement that, prior to the Closing Date, was to be distributed to Monro Retail Locations (as defined herein).  For the avoidance of doubt, the Purchased Monro Inventory shall not include the inventory purchased by ATD from Monro which is related to the Wholesale Tire Operations.

1.12“Representatives” with respect to any Person, means such Person’s Affiliates and such Person’s and its Affiliates’ respective directors, officers, members, managers, employees, contractors, subcontractors, agents, consultants, advisors or other representatives.

1.13“Retail Locations” means all retail locations that are directly or indirectly during the Term of this Agreement owned or operated by Monro or one of its Affiliates, including, without limitation, retail locations that are newly established, retail locations acquired by Monro or one of its Affiliates, retail locations of any Person that is acquired by or is owned in whole or part by Monro or one of its Affiliates.  Retail Locations as of the Effective Date shall include, without limitation, those operating under the brands set forth on Exhibit A attached hereto and shall exclude any retail locations expressly excluded on Exhibit A attached hereto.

1.14“Third Party Products” means any tires, wheels and related products made available by or through ATD from time to time other than Proprietary Branded Products.

1.15“Tires” means passenger car tires, light truck replacement tires and medium truck tires.

1.16“Transfer Order” means an order issued by Monro to purchase any Indirect Product to be delivered by ATD.

2.Purchase Requirement and Product Availability.

2.1Purchase Requirement.  Subject to the terms and conditions of this Agreement, following the full satisfaction by ATD of the Earnout Amount (as defined in the Purchase Agreement and with such period during which Earnout Payments are made by ATD and ending on the full satisfaction of the Earnout Amount, being referred to herein as the “Earnout Period”), all of the Retail Locations must purchase during each calendar quarter of the Term at least the percentage set forth on Exhibit B (the “Applicable Percentage”) of each of their bona fide, good faith requirements for Tires, less the Exceptions (“Requirements”), by or through ATD as (a) Direct Products to be sold and supplied directly by ATD, and/or (b) Indirect Products to be distributed directly by ATD (the “Purchase Requirement”).  References herein to “by or through” ATD shall refer to the Purchase Requirement under subsection (a) and/or (b) in the preceding sentence.  For the avoidance of doubt, the Applicable Percentage shall be calculated as a percentage of qualifying purchases of the Requirements.  Monro agrees to use best efforts to encourage its franchisees to purchase Tires from ATD.  Where Monro orders Indirect Products from an Indirect Product Supplier, Monro shall designate ATD as the distribution and fulfillment partner of such Indirect Products and use commercially reasonable efforts to cause the Indirect Product Supplier to utilize ATD as Monro’s distribution and fulfillment partner.  If an Indirect Product Supplier does not use ATD as the distribution or fulfillment partner, then such Indirect Product purchases by Monro shall constitute Exceptions.

2.2Exceptions.  The Requirements shall not include (a) tire purchases made by Monro other than by or through ATD following ATD’s refusal or inability to supply the Direct Products or the Indirect Products in accordance with the applicable service level agreements (“SLAs”) set forth herein and on Exhibit C attached hereto, (b) tire purchases made by Monro other than by or through ATD following ATD’s rejection of a Purchase Order or Transfer Order or (c) Direct Products or Indirect Products which are not Available (as defined below) (each, an “Exception”).  Notwithstanding the foregoing, provided that ATD is able to fulfill an order for Proprietary Branded Products or Monro Purchased Inventory in accordance with the applicable SLAs and is not in breach of any obligations related to pricing of such Products as described herein, Monro’s purchase of LCRs other than by or through ATD shall not be an Exception and shall impact Monro’s compliance with the Purchase Requirement.  The order of a Direct Product or an Indirect Product shall qualify toward Monro meeting the Purchase Requirement notwithstanding whether ATD meets the applicable SLAs.

2.3Monthly Business Review.  Within ten (10) business days following the end of each calendar month commencing on the Effective Date or at such other times mutually agreed by the Parties, the Parties shall conduct a monthly business review (each, a “MBR”) to be conducted in-person or by video conference.  Each MBR shall be attended by, at a minimum, one (1) employee of each Party at Vice President level or above.

2.4Forecasting; Measurement and Reporting and Restocking SLAs.  Commencing on the Effective Date and at the beginning of each month thereafter, Monro shall issue to ATD a rolling forecast of its Requirements for Tires for the three-month period commencing after the month in which such forecast is issued.  Such forecast shall include a breakdown of the Tires which Monro intends to purchase from ATD as Direct Products and through ATD as Indirect Products, including all specific Tire SKUs.  At each MBR, the Parties will meet to discuss such forecast, including the availability of Direct Products and Indirect Products, and make any appropriate adjustments to such forecast as mutually agreed in good faith by the Parties during which ATD will confirm in writing to Monro the availability of Direct Products and the availability to provide distribution of Indirect Products subject to such adjusted forecast (the “Confirmed Forecast”).  The Parties will use commercially reasonable efforts to (i) collaborate on establishing the product offering and assortment offered by ATD as Direct Products and Indirect Products and modifying such to ensure the product screen of the Retail Locations is competitive in their market places from a quality, cost and availability perspective, and (ii) review publicly-available or non-confidential information related to comparable market places, benchmarks and product screens; provided that ATD shall not be obligated to share any confidential or proprietary information with Monro in connection therewith.  Failure of ATD to achieve availability of the Availability Percentage (as defined on Exhibit B) of the Confirmed Forecast shall be a breach of SLA (“Initial Availability SLA”).  At the end of the month during which the forecast is issued, and following such MBR, any adjustments thereto and the confirmation of availability by ATD, the Confirmed Forecast shall become binding on Monro for the third month of the forecasted period and constitute a blanket order for such Products against which Purchase Orders or Transfer Orders shall be issued by Monro for the Products subject thereto and such Confirmed Forecast shall be binding on ATD for purposes of Availability and related SLAs.  Any adjustment by ATD which results in a decrease from the Initial Availability SLA figure shall be a breach of SLA (“Availability Confirmation SLA”).   Monro shall also grant ATD access to the data and reports generated by Monro or its service providers, including Torqata Data and Analytics LLC (“Torqata”), reporting the total number of Tires purchased by the Retail Locations during such three-month period by or through ATD or by or through any third party.  Such forecast from Torqata is delivered at least 30 days prior to the issuance of each forecast by Monro to ATD.

For example, on December 1st, Monro receives from Torqata a forecast for the three-month period of February, March and April.  On January 1st, Monro receives from Torqata a revised forecast for the three-month period of February, March and April, and an initial forecast for May.  Also on January 1st, Monro issues a forecast to ATD for the three-month period of February, March and April.  The Parties discuss the forecast during the January MBR, during which ATD confirms availability and any mutually agreed adjustments to such forecast are made and compliance with the Initial Availability SLA will be measured for April.  On February 1st, the adjusted January forecast becomes a binding firm order for the month of April (e.g., 60 days prior) and compliance with the Availability Confirmation SLA shall be measured for April.  Likewise, on February 1st, Monro receives from Torqata a revised forecast for March, April, May and an initial forecast for June, and Monro issues a forecast to ATD for the three-month period of March, April and May.  The Parties discuss the forecast during the February MBR, during which ATD confirms availability and any mutually agreed adjustments to such forecast are made and compliance with the Initial Availability SLA shall be measured for May.  On March 1st, the adjusted February forecast becomes a binding firm order for the month of May and the Availability Confirmation SLA shall be measured for May.  This process continues unless and until mutually agreed by the Parties.  The Parties will measure, calculate and remedy compliance with the Purchase Requirement in the manner set forth in Exhibit B.

2.5a. Product Sourcing Efforts.  ATD and Monro each agree to use commercially reasonable efforts to (a) transition Monro’s demand for LCRs to ATD’s Proprietary Branded Products, (b) agree to source any brands and styles from the Indirect Products; and (c) agree to jointly approach any manufacturer that is not in ATD’s brand portfolio but that is within Monro’s brand portfolio for the purpose of establishing a direct relationship between such manufacturer and ATD.

2.6Availability.   For purposes hereof, “Availability” means (a) with respect to Direct Products or Indirect Products subject to Monro’s forecast pursuant to Section 2.4 above, ATD confirms Direct Products are available from ATD or confirms it can provide the distribution services with respect to its fulfillment of such Indirect Products, as applicable, as part of the Confirmed Forecast or (b) with respect to purchases by Monro of Direct Products or Indirect Products not subject to a forecast and made on a real-time basis, such Direct Products are shown and confirmed as available in ATD’s inventory management system or ATD otherwise confirms it can provide the distribution services for Indirect Products.

3.Purchase Orders.

3.1Purchase Orders.  Acceptance of a Purchase Order is expressly limited to the terms of the Agreement.  No purported acceptance of any Purchase Order on terms and conditions which modify, supersede, supplement or otherwise alter this Agreement, shall be binding upon Monro or ATD, and such alternative terms are expressly rejected and replaced by this Agreement, unless the alternative terms or conditions are agreed in writing by the Parties.  For the avoidance of doubt, unless agreed in writing, any additional terms that accompany a Purchase Order, shall be rejected in full.

3.2Offer and Acceptance.  Monro’s issuance of a Purchase Order and a Transfer Order to ATD constitutes an offer by Monro to purchase Direct Products and to transfer Indirect Products, respectively.  By accepting the Purchase Order or a Transfer Order, ATD agrees that it is willing and able to supply the Direct Products or Indirect Products referenced in such Purchase Order or Transfer Order, as applicable, in accordance with the applicable Delivery SLAs (defined below).  For Direct Products or Indirect Products ordered on a real-time basis (and not subject to a Confirmed Forecast) pursuant to subsection 2.7(b), if ATD does not reject such Purchase Order or Transfer Order in writing (which may occur electronically) within 60 minutes of the issuance of such Order, such Purchase Order or Transfer Order shall be deemed accepted.  ATD will have the right to reject any Purchase Order or Transfer Order, or portion of such Purchase Order or Transfer order, if ATD cannot deliver the Tires in compliance with the applicable Delivery SLAs and/or if the Purchase Order or Transfer Order exceeds the Confirmed Forecast.  If ATD rejects a Purchase Order or a Transfer Order in whole or in part subject to a Confirmed Forecast, then the amount of Direct Products or Indirect Products subject to such rejected order shall constitute an Exception and shall not impact Monro’s compliance with the Purchase Requirement.  Further if ATD rejects a Purchase Order or a Transfer Order, in whole or in part, which is confirmed by ATD to be Available, such rejection shall constitute a breach of SLA (“Fulfillment SLA”).

4.Delivery; Acceptance; Returns.

4.1Delivery.  Monro will specify in each Purchase Order and Transfer Order the location or locations for the delivery of ordered Products (the “Delivery Site(s)”).  Specific details for individual Delivery Site(s) are described in Exhibit A attached hereto.   ATD shall deliver the Direct Products and Indirect Products pursuant to ATD’s local delivery schedule as further described in Exhibit C.  Upon delivery, Monro will be provided a delivery receipt containing at a minimum, a listing of the Direct Product(s) being delivered, the unit prices, quantities, and corresponding Purchase Order number upon each delivery to Monro of any Direct Products.  Title and risk of loss of the Product shall pass to Monro upon the physical delivery of the Product to Monro at the Delivery Site(s) designated in a Purchase Order.

4.2Acceptance, Inspection and Rejection. Monro has the right to inspect the Products within three (3) business days after the delivery date.  Monro, at its sole option, may inspect all or a sample of the Products, and may reject all or any portion of the Products if the Products are (i) nonconforming; (ii) damaged;  (iii) shipped or performed contrary  to the terms of this Agreement or any applicable  Purchase Order or Transfer Order;  (iv) shipped in quantities in excess of any applicable Purchase Order or Transfer Order; or (v) not shipped or performed in accordance with this Agreement or any applicable Purchase Order or Transfer Order.  If Products are rejected, Monro shall provide ATD notice of rejection of Products within such time period including its justification therefor and evidence of the alleged nonconformity.  If Monro has not given proper notice within such time period, the Products shall be deemed accepted by Monro as of the end of the third (3rd) business day.  Upon receipt of Monro’s proper notice of rejection of Products, ATD shall either, in ATD’s sole discretion (i) issue a credit to Monro in the amount of the payment made by Monro to ATD for such nonconforming Direct Product or Indirect Product provided that if such credit is not used within ninety (90) days of issuance, it may be converted into a refund to be provided to Monro upon Monro’s request; or (ii) ship a replacement Direct Product or Indirect Product to Monro, as applicable, within seventy-two (72) hours of notification.  ATD shall retain the right to confirm any nonconformity alleged by Monro. ATD shall have no liability for any nonconformities with respect to Indirect Products, except to the extent caused by ATD’s gross negligence or willful misconduct.

4.3Returns. Product returns (both new product returns and warranty returns) require pre-authorization from Distributor via a returned material authorization (“RMA”). Once the Products are returned to the appropriate location, the Products will be reviewed to determine their eligibility for credit as described in Section 3.1 above (e.g., confirmation that new Products are still new and unused, confirmation that the Product meets the manufacturers adjustment policy for credit, and the amount of the credit and any other applicable requirements are met). New Product returns may be subject to ATD’s applicable restocking fee(s).

5.Pricing and Payment Terms.

5.1Prices.  The prices (“Prices”) for Products shall be as set forth on and subject to Exhibit A.

5.2Invoices. ATD shall issue invoices to Monro for Prices for Direct Products and Invoices will reference the Purchase Order number.  ATD agrees that all invoices due hereunder will be processed and paid using Monro’s existing EDI invoice processing system, and Monro agrees that all payments to ATD hereunder shall be made in immediately available funds via ACH transfer, wire transfer or otherwise as agreed by ATD.

5.3Payment Terms.  All payments are due net number of days set forth on Exhibit A from the date of ATD’s invoice, except for any amounts disputed by Monro in good faith; provided, that the Parties hereby agree to mutually evaluate and discuss in good faith such payment terms from time to time based on changes in market and credit conditions.  The Parties shall seek to resolve any invoice disputes expeditiously and in good faith. Unless subject to a good faith dispute, in the event that Monro fails to remit payment when due, monthly interest in the lesser amount of one and one half percent (1.5%) or the greatest amount permitted by law shall accrue on the overdue amount. Unless subject to a good faith dispute, Monro shall be responsible for all reasonable costs and expenses associated with collection costs on overdue payments incurred by ATD, including reasonable attorney’s fees and court costs.

5.4Taxes.  Unless prohibited by Law or stated in the Agreement, ATD shall pay all federal, state or local tax, transportation tax, or other tax, including customs duties and tariffs, which is required to be imposed upon the Direct Products, or by reason of their sale or delivery directly from ATD to Monro.  All Prices shall be deemed to have included all such taxes.  Notwithstanding the foregoing, ATD is not responsible for any taxes, duties or tariffs associated with or levied on, Monro, Monro’s purchase of Indirect Products and/or any Monro customer’s purchase of the Products. If ATD is required by Law to pay or collect from Monro any taxes or charges, ATD will provide a separate invoice to Purchase for such taxes or charges.

6.Warranties and Disclaimers.

6.1Mutual Warranties.  Each Party represents and warrants to the other Party that (a) it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement, (b) it has the authority and ability to enter into, perform the obligations under and agree to the covenants contained in the Agreement, (c) it will perform its obligations hereunder in a professional and workmanlike manner, and (d) it will comply with all applicable Laws related to its performance in connection with this Agreement.

6.2Products Warranties and Disclaimers.  Monro acknowledges and agrees that, except for any Proprietary Brand Product Warranty, the only warranty for any Direct Products sold by ATD under this Agreement is the warranty offered by the applicable manufacturer of the Direct Products to the end user consumer of such Direct Products.  In the event of any claim not covered by the manufacturer for any Products purchased from Monro by ATD prior to being sold by ATD to Monro, Monro shall indemnify and hold ATD harmless from any claims or losses resulting or arising therefrom. ATD shall not be responsible for any losses or indemnification obligation arising out of or resulting from any defect or alleged defect in the design, manufacture, instructions, warnings or labeling of any Products, nor liable for any type of alleged product liability claims.  ATD DOES NOT MAKE ANY WARRANTY WITH RESPECT TO ANY PRODUCTS SOLD OR DISTRIBUTED HEREUNDER, WHETHER EXPRESS OR IMPLIED AND, ATD SPECIFICALLY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, USAGE OF TRADE, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE, OR OTHERWISE. MONRO ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY ATD, OR ANY OTHER PERSON ON ATD’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN THIS CONTRACT. Some states do not allow limitations on how long an implied warranty lasts, so the above limitation may not apply to Monro.

6.3Compliance Warranties.  Each Party represents and warrants to the other Party that:

6.3.1it is not debarred, suspended, excluded, or disqualified from doing business with the United States Government, or listed as the Excluded Parties List System maintained by the General Services Administration of the United States Government (found at  www.epls.gov);

6.3.2(i) it is not under investigation by any Governmental Authority for, nor has it been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any anti-money laundering Laws, (ii) has not been assessed civil or criminal penalties under any anti-money laundering laws, and (iii) it has not had any of its funds seized or forfeited in any action under any anti-money laundering Laws;

6.3.3it in compliance with all applicable domestic or foreign anti-corruption Laws, including those prohibiting the bribery of Government Officials, and will remain in compliance with all applicable Laws; that it will not authorize, offer or make payments directly or indirectly to any Government Official; and that no part of the payments received by it (whether compensation or otherwise) will be used for any purpose that could constitute a violation of any applicable Law;

6.3.4it is not the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UNSC), the European Union (EU), Her Majesty’s Treasury (HMT), or other relevant sanctions authority (collectively, “Sanctions”), nor is ATD located, organized or resident in a country or territory that is the subject of Sanctions; it  has violated any Sanctions; and it will not fund or engage in any activities with any Person or in any country or territory, that, at the time of such funding or activity, is the subject of Sanctions, or in any other manner that will result in a violation by any Person of any Sanctions.

6.3.5Each Party shall promptly notify the other in writing in the event it breaches or has reason to believe that it will breach (through its or a third party’s act or omission, including receipt of notice by or on behalf of any Governmental Authority), any representation or warranty set forth in this Section 6.3.

6.3.6As used herein, “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any supra-national, governmental, federal, state, provincial, local governmental or municipal entity or authority and any self-regulatory organization (including, in each case, any branch, department or official thereof); and “Governmental Official” means (i) an executive, official, employee or agent of a Governmental Authority, (ii) a director, officer, employee or agent of a wholly or partially government-owned or -controlled company or business, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization.

7.Confidentiality.

The Confidentiality Agreement entered into between the Parties dated as of [●] (the “Confidentiality Agreement”), shall govern the exchange of any Confidential Information (as such term is defined in the Confidentiality Agreement) for purposes of carrying out the intent of this Agreement and shall be considered a part of this Agreement as if set forth herein.  The confidentiality obligations of the Parties expire upon the later of the (a) term of the Confidentiality Agreement as set forth therein, and (b) two years from the end of the Term.

8.Insurance.

8.1During the Term of this Agreement, each Party shall procure and maintain the insurance listed below covering liability arising out of its performance pursuant to the Agreement.

8.1.1Comprehensive general liability, including contractual liability coverage and products liability/completed operations coverages, with a combined single limit of $1,000,000 per occurrence and $2,000,000 aggregate;

8.1.2Commercial auto liability insurance, covering liability arising out of owned, non-owned and hired vehicles, in the amount of at least $1,000,000 per accident;

8.1.3Workers’ compensation, with statutory limits as prescribed by the state(s) in which the services will take place, and Employers’ Liability coverage with limits of $1,000,000/$1,000,000/$1,000,000; and

8.1.4Excess liability insurance, in the amount of at least $2,000,000 per occurrence over primary liability coverages required above.  Each Party agrees to produce a certificate of insurance evidencing its insurance coverage, when and as requested by the other Party.

9.Term and Termination.

9.1Term.  Subject to earlier termination as provided in this Section 9 below or as otherwise mutually agreed upon in writing by the Parties, the term of the Agreement will expire five (5) years from the completion of the Earnout Period (the “Initial Term”) and will automatically renew for a twelve (12) month period and continue to renew for twelve (12) month periods thereafter (“Renewed Term” and collectively with the Initial Term, “Term”), unless either Party delivers written notice of its election to not renew this Agreement at least sixty (60) days prior to the end of the Initial Term or the respective Renewed Term.

9.2Termination by Either Party.  Either Party may terminate this Agreement, on written notice to the other Party, upon the occurrence of an Event of Default on the part of the other Party.  For these purposes, an “Event of Default” by the other Party means either:  (i) a failure by the other Party to perform any of its material obligations under this Agreement, where such failure continues uncured for more than thirty (30) calendar days after receipt by such Party of written notice of such default (which notice will detail the circumstances of such failure); or (ii) the other Party dissolves, or becomes insolvent, makes an assignment for the benefit of creditors, files a bankruptcy petition, has an involuntary bankruptcy petition filed against it, a receiver or similar officer is appointed to take charge of all or part of the Party’s assets, or that Party discontinues all of its business for any reason.

9.3ATD Termination.  ATD may terminate this Agreement immediately and upon written notice if: (i) Monro fails to pay any amount (other than amounts disputed by Monro in good faith, as provided in Section 5.4)

when due under this Agreement and such failure continues for twenty (20) days after Monro’s receipt of written notice of nonpayment; (ii) Monro sells, leases or exchanges a material portion of Monro’s assets that material reduces the Purchase Requirement following such transaction, and/or (iii) Monro merges or consolidates with or into another entity, in a transaction where Monro is not the surviving entity or such other transaction occurs which materially reduces the Purchase Requirement without ATD’s prior written consent.

9.4Effect of Termination.  In the event of termination of this Agreement, all outstanding and undisputed payment obligations through the date of termination will continue to apply and be paid in accordance with the terms of the Agreement.  Monro shall remain liable for all amounts due for any open or unfulfilled Purchase Orders remaining upon termination of this Agreement and ATD shall use its commercially reasonable efforts to promptly fulfill any such remaining Purchase Orders. With respect to any Indirect Products, so long as Monro has not cancelled the Indirect Product Purchase Order with the respective Indirect Product Supplier, ATD will fulfill any such Indirect Products made through the date of such termination. If ATD is unable to fulfill any Purchase Orders within a reasonable time following termination of this Agreement, ATD shall promptly notify Monro in writing and the Parties shall terminate the respective Purchase Order without liability, at which point Monro shall no longer be responsible for any amounts due thereunder.  If this Agreement is terminated due to Monro’s default during the Earnout Period, the Parties will execute a Purchase Order whereby ATD shall permit Monro to purchase the remaining Products to meet the requirements with respect to the Earnout Period, pursuant to the terms of the Purchase Agreement, at which point, ATD shall pay Monro the remaining unpaid balance of the Earnout Amount.

10.Intellectual Property.

All intellectual property, and rights, title and interests within the Proprietary Branded Products are solely owned by ATD and with respect to all other Products, owned solely by the applicable third party manufacturer.  Monro agrees not to reverse engineer or attempt to discover such intellectual property in any Products. Any designs, manufacturing drawings or other information submitted to Monro remain the exclusive property of ATD or the respective third party manufacturer. Monro shall not, without ATD’s prior written consent, copy such information or disclose such information to a third party. Monro understands and agrees that the sale of Products under this Agreement does not transfer to Monro, and ATD or the applicable third party manufacturer respectively, will retain, any and all intellectual property rights in any Products sold hereunder.

11.Indemnification.

11.1ATD shall indemnify and hold harmless Monro, its Affiliates and its and their respective directors, officers, and employees (collectively, “Monro Indemnitees”) from and against all liability, demands, claims, losses, costs, actions, judgments, fines, penalties, damages and expenses, including expert and attorneys’ fees, (collectively, “Liabilities”) incurred by Monro or its Affiliates arising out of any Claim against Monro Indemnitees, that arises from or  relates to: (a) ATD’s noncompliance or breach of any representation, warranty or obligation under the Agreement, (b) ATD’s violation of any Law with respect to ATD’s performance hereunder; (c) any breach of any Proprietary Brand Warranty issued by ATD to a customer or end user of any of Proprietary Brand Product;  or (d) any gross negligence or willful misconduct of ATD Indemnitees.  This indemnification obligation shall apply regardless of whether the Claim arises in tort, negligence, contract, warranty, strict liability or otherwise.

11.2Monro shall indemnify and hold harmless ATD, its Affiliates and its and their respective directors, officers, and employees (collectively, “ATD Indemnitees”) from and against all Liabilities, incurred by ATD or its Affiliates arising out of any Claim against any ATD Indemnitees, that arises from or relates to: (a) Monro’s noncompliance or breach of any representation, warranty or obligation under the Agreement; (b) any breach of an express Product warranty issued by Monro to a customer or end user of any of the Products (other than any Proprietary Branded Product Warranty); (c) any gross negligence or willful misconduct of Monro Indemnitees; or (d) the resale of the Products by the Retail Locations.

11.3The indemnitee shall give the indemnitor prompt written notice of any Claim for which indemnification is sought under this Section 11.  Failure to give notice will not diminish the indemnitor’s obligation under this Section 11.  When provided notice of any actual or potential Liabilities, indemnitor, at indemnitee’s option and at indemnitor’s expense, will undertake defense of such actual or potential Liabilities through counsel approved by indemnitee.  Indemnitor may select legal counsel to represent the Indemnitees or ATD Indemnitees (said counsel to be reasonably satisfactory to indemnitee) and otherwise control the defense of such Claim; provided, however, that indemnitor shall first obtain authorization from indemnitor before settlement is made of the actual or potential Liabilities if the terms of such settlement (a) require any action or inaction by indemnitee or any Affiliate thereof or (b) could materially adversely affect indemnitee, including any terms which admit the existence of a defect in Products or a failure of indemnitee  to fully and faithfully perform its obligations.

12.Limitation of Liability.

TO THE FULLEST EXTENT PERMITTED BY LAW AND EXCEPT FOR BREACHES OF CONFIDENTIALITY, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR THIRD PARTY INDEMNIFICATION CLAIMS UNDER SECTION 11 ABOVE: (A) EACH PARTY’S AND ITS AFFILIATES’ LIABILITY TO THE OTHER PARTY, IF ANY, FOR ANY LOSS OR DAMAGES IN ANY WAY ARISING OUT OF, RESULTING FROM OR IN ANY WAY CONNECTED WITH THIS CONTRACT SHALL NOT EXCEED THE PRICE ALLOCABLE TO THE PARTICULAR PRODUCTS UPON WHICH LIABILITY IS BASED, REGARDLESS OF WHETHER SUCH LIABILITY ARISES IN CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, AND (B) IN NO EVENT SHALL A PARTY OR ITS AFFILIATES BE LIABLE FOR LOSS OF PROFITS OR REVENUE OR FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES.

13.Miscellaneous.

13.1Force Majeure.  Any delay or failure of either Party to perform its obligations shall be excused if it is caused by an extraordinary and unforeseeable event beyond the control of the nonperforming Party and without the nonperforming Party’s fault or negligence, such as acts of God, fires, floods, fuel shortages and/or changes in allocation of fuel, windstorms, explosions, riots, natural disasters, pandemics, epidemics, supply restrictions, wars and sabotage (each a “Force Majeure Event”).  Written notice of such Force Majeure Event, including the anticipated duration of the delay, must be promptly given by the nonperforming Party to the other Party.  During the period of any delay or failure to perform by ATD due to a Force Majeure Event, Monro, at its option, may purchase Products from other sources and reduce its schedules to ATD by such quantities, without liability to Monro, to the extent Monro is directly impacted by such Force Majeure Event.  If any Force Majeure Event does arise, occur, or result, the Party subject thereto shall use commercially reasonable efforts to minimize the consequences of such event and to overcome such event as soon as reasonably possible.  If either Party is unable to substantially perform its obligations under this Agreement as a result of a Force Majeure Event for more than 30 days, the other Party, at its option, may terminate this Agreement upon written notice to the other.

13.2No Waiver.  A  waiver  by  either Party  of  any  right  or  remedy  shall  not  affect  any  rights  or  remedies subsequently arising under the same or similar clauses.  The failure of a Party to insist upon the performance of any term or condition of the Agreement, or to exercise any right hereunder shall not be construed as a waiver of the future performance of any such term or condition or the exercise in the future of any such right.

13.3Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement.  The counterparts of this Agreement may be executed and delivered by electronic means by any of the Parties to any other Party and the receiving Party may rely on the receipt of such document so executed and delivered by electronic means as if the original had been received.

13.4Relationship of Parties. ATD and Monro are independent contracting parties and nothing in this Agreement shall make either Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either Party any authority to assume or to create any obligation on behalf of or in the name of the other Party.

13.5Assignment. Neither Party shall assign or transfer this Agreement or any of its rights, or delegate any of its duties or obligations, under this Agreement, whether voluntarily, by merger or operation of law, or otherwise, except with the prior consent of the other Party, except that this Agreement may be assigned by ATD, without the consent of Monro, to (i) any Affiliate of ATD, (ii) any entity with which or into which ATD may consolidate or merge, or (iii) any entity acquiring all or substantially all of the assets of ATD relating to this Agreement.

13.6Severability.  If any term(s) of this Agreement is invalid or unenforceable under any statute, regulation, ordinance, executive order or other Law, such term(s) shall be deemed reformed or deleted, as the case may be, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

13.7Notices. All notices, claims and other communications required or permitted under the Agreement shall be made in writing and sent by certified or registered mail, return receipt requested and proper postage prepaid to the following address (or such other address as is provided by the Parties) and shall be effective only upon receipt by the other Party in the form set forth in this Section:

If to Monro:

Attn: General Counsel

Monro, Inc.

200 Holleder Parkway

Rochester, NY 14615

If to ATD:

Attn: Keith Calcagno

American Tire Distributors, Inc.

12200 Herbert Wayne Court

Huntersville, NC 28078

With a Copy to:

Attn: Christian Chad Warpula P.C.

Troutman Pepper Hamilton Sanders LLP

301 S. College Street, Suite 3400

Charlotte, NC 28202

A Parties failure to provide any notice, claim or other communication to the other Party in the manner and within the time periods specified in this Agreement shall constitute a waiver of any and all rights and remedies that otherwise would have been available to the Party upon making such notice, claim or other communication.

13.8Governing Law; Consent to Jurisdiction.  The construction, interpretation and performance of the Agreement and all transactions thereunder shall be governed by the Laws of the State of Delaware, without regard to principles of conflicts of Law.  The Parties consent to the exclusive jurisdiction of the appropriate state or federal; court located in the State of Delaware, for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement.  The Parties specifically waive the right to a jury and any and all objections to venue in such courts.

13.9Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement.

13.10Review by Counsel. The Parties to this Agreement acknowledge and agree that: (i) each Party and the Party’s counsel has reviewed and negotiated, or has had the opportunity to review and negotiate, the terms and provisions of this Agreement and has contributed to its review and revision; (ii) any rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be used to interpret this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties to this Agreement and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

13.11No Public Announcements. Neither Party shall make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the other Party or its business unless: (a) it has received the express written consent of the other Party; or (b) it is required to do so by Law or under the rules of any stock exchange to which it is subject.

13.12No Third-Party Beneficiaries. Unless otherwise expressly provided for herein, no provisions of the Agreement are intended or shall be construed to confer upon or give to any Person other than the ATD and Monro any rights, remedies or other benefits under or by reason thereof; provided, that the Indemnitees and ATD Indemnitees shall be third party beneficiaries with rights of enforcement hereunder.

13.13Fulfillment by ATD Affiliates.  Monro acknowledges that ATD, through its Affiliates offers expanded manufacturing capability, and ATD may in its sole discretion manufacture, supply or deliver from any location or source, including any of its Affiliates, any Products.

13.14Survival. The obligations, representations, warranties, and covenants of the Parties under this Agreement that by their nature are intended or reasonably expected to survive the expiration or termination of this Agreement, including the obligations, representations, warranties, and covenants of the Parties as set forth in Sections 6 (Warranties), 7 (Confidentiality), 10 (Intellectual Property), 11 (Indemnification), 12 (Limitation of Liability) and this Section 13 shall survive the expiration or termination of the Agreement created hereunder.

13.15Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior oral or written representations or agreements by the Parties with respect to the subject matter hereof.  No subsequent terms, conditions, understandings, or agreements purporting to modify this Agreement will be binding unless in writing and signed by both Parties.  In the event of a conflict of terms related to the subject matter hereunder, this Agreement shall prevail over all other agreements, including terms and conditions accompanying a Purchase Order issued by Monro; provided, that the terms of the Exhibits hereto shall prevail over the terms of this Agreement, and with respect to all matters relating to the Earnout Payments, the terms of the Purchase Agreement shall control.

13.16Interpretation.  The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the words “without limitation,” the word “or” is not exclusive, and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole unless the context requires otherwise.  Unless the context otherwise requires, references herein: (i) to Sections shall mean the Sections of this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  Section headings are for are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  The Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

AMERICAN TIRE DISTRIBUTORS, INC.

/s/ Bill Williams

Bill Williams

Chief Financial Officer

MONRO INC.

/s/ Jack Heisman

Jack Heisman

Vice President – Business Development and Real Estate